Adamis Pharmaceuticals Corporation S-3

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 26, 2015 (which included an explanatory paragraph regarding the uncertainty of the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Adamis Pharmaceuticals Corporation and Subsidiaries (“the Company”) as of and for the periods ended December 31, 2014 and March 31, 2014, appearing in the Company’s Annual Report on Form 10-KT.

San Diego, California

February 4, 2016